UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 23, 2002


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

     On July 23, 2002, Calpine Corporation announced that for the quarter ended June 30, 2002, it expects net income of approximately $72 million and fully diluted earnings per share of approximately $0.18 to $0.19.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Not applicable.

(b)      Not applicable.

(c)      Exhibits.

99.0 Press release dated July 23, 2002 - Calpine Pre-Announces Second Quarter Earnings


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  July 24, 2002




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EXHIBIT 99.0

NEWS RELEASE                                              CONTACTS: 408/995-5115
                                         Media Relations: Bill Highlander, X1244
                                         Investor Relations: Rick Barraza, X1125


                  CALPINE PRE-ANNOUNCES SECOND QUARTER EARNINGS


     (SAN JOSE, CALIF.) July 23, 2002 - Calpine Corporation [NYSE:CPN] announced today that for the quarter ended June 30, 2002, it expects net income of approximately $72 million and fully diluted earnings per share of approximately $0.18 to $0.19. Additional detail for the quarter will be provided during its previously scheduled conference call on Thursday, August 1, 2002, at 7:30 am PDT when the company releases its financial results for the second quarter.

     "Calpine is continuing to meet the challenges facing our industry today. Calpine is also moving forward on several programs to further strengthen our balance sheet and to ensure sufficient liquidity. We have implemented significant reductions in our capital spending programs and have reduced overhead and other expenditures," stated Calpine Chairman, CEO and President Peter Cartwright.

     The company continues to execute its previously announced programs to strengthen its balance sheet and increase cash resources -- one of these is the proposed Calpine Power Income Fund, which was announced earlier today. Proceeds from the proposed offering that are received by Calpine will be used for general corporate purposes.

     Based in San Jose, Calif., Calpine Corporation is an independent power company that is dedicated to providing customers with clean, efficient, natural gas-fired power generation. It generates and markets power, through plants it develops, owns and operates, in 21 states in the United States, three provinces in Canada and the United Kingdom. Calpine is the world's largest producer of renewable geothermal energy, and it owns and markets 1.3 trillion cubic feet of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms (iv) unseasonable weather patterns that produce reduced demand for power (v) systemic economic slowdowns, which can adversely affect consumption of power by businesses and consumers (vi) cost estimates are preliminary and actual costs may be higher than estimated (vii) a competitor's development of lower-cost generating gas-fired power plants (viii) risks associated with marketing and selling power from power plants in the newly competitive energy market (ix) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas, (x) the effects on the Company's business resulting from the liquidity in the trading and power industry, (xi) the Company's ability to access the capital markets on similar attractive terms,
(xii) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit ratings criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in amounts or on favorable terms, and (xiii) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in our Quarterly Report on Form 10K for the quarter ending March 31, 2002, our Annual Report on Form 10-Q for the year ended December 31, 2001, and other information identified from time to time on Form 8K, which can be found on the Company's web site at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.